Exhibit 23.02


                          [McKonly & Asbury letterhead]




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of iSECUREtrac Corp. and Subsidiaries on amended Form SB-2 dated August 19, 2004 of our report on the financial statements of Tracking Systems Corporation for the period ended August 28, 2003, dated September 26, 2003 and for the years ended December 31, 2002 and 2001 dated February 6, 2003, appearing in the Annual Report on Form 10-KSB of iSECUREtrac Corp. and Subsidiaries for the year ended December 31, 2003. We also consent to the reference to our firm under caption "Experts" in the Prospectus, which is a part of this registration statement.


/s/ McKonly & Asbury LLP
McKonly & Asbury LLP

Harrisburg, Pennsylvania
August 19, 2004